Exhibit 11

                            WEST ESSEX BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------

                                                                Three Months Ended
                                                                    March 31,
                                                           --------------------------
                                                              2001            2000
                                                           ----------      ----------
Net income                                                 $  798,160      $  879,936
                                                           ----------      ----------

Weighted average number of common shares outstanding        3,824,455       3,859,029

Common stock equivalents due to dilutive effect
 of potential common shares                                    55,400              --
                                                           ----------      ----------

Total weighted average number of common shares
 and common share equivalents outstanding                   3,879,855       3,859,029
                                                           ----------      ----------

Basic earnings per common share                            $     0.21      $     0.23

Diluted earnings per common share                          $     0.21      $     0.23